Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated March 13, 2017 to Prospectus dated December 19, 2014

Registration No. 333-201153

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

March 13, 2017

2017 Series A 3.50% Senior Notes Due 2027
Principal Amount:	$750,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	A2 (stable outlook)/ BBB+ (stable outlook)/ A (stable outlook)

Trade Date:	March 13, 2017

Settlement Date:	March 16, 2017

Final Maturity Date:	March 15, 2027

Interest Payment Dates:	March 15 and September 15

First Interest Payment Date:	September 15, 2017

Make-Whole Call:	T+15 bps prior to December 15, 2026

Par Call:	On or after December 15, 2026

Treasury Benchmark:	2.250% due February 15, 2027

Benchmark Yield:	2.611%

Spread to Benchmark:	+90 bps

Reoffer Yield:	3.511%

Coupon:	3.50%

Price to Public:	99.908%

Proceeds to Company Before Expenses:	99.258%

CUSIP/ISIN:	927804 FX7/US927804FX73

Joint Book-Running Managers:	Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC

Co-Managers:	CastleOak Securities, L.P. and Loop Capital Markets LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated March 13, 2017, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

Deutsche Bank Securities Inc.	1-800-503-4611 (toll free)
J.P. Morgan Securities LLC	1-212-834-4533 (collect)
Wells Fargo Securities, LLC	1-800-645-3751 (toll free)

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.